UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2006
VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 233-8746
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective April 7, 2006, the Compensation Committee of the Board of Directors of Viragen, Inc. (the “Company”) approved the annual incentive program for Charles A. Rice, Chief Executive Officer. Under the terms of Mr. Rice’s employment agreement dated March 29, 2004, annually the Compensation Committee will establish and recommend to the Board of Directors an incentive bonus program for Mr. Rice targeting at least $75,000 per year not to exceed $112,500. The evaluation criteria for Mr. Rice’s calendar 2006 incentive bonus calculation is based on (i) Multiferon® sales (50%); (ii) international Multiferon® development (25%), and; (iii) qualitative performance evaluations (25%).
     Effective April 7, 2006, the Compensation Committee awarded options to purchase an aggregate of 843,000 shares of the Company’s common stock (the “Options”) to all directors, officers and several employees. The exercise price of each Option is $0.57 per share, and each Option will vest half upon the date of grant and the remaining half upon the first anniversary of the date of grant. The Options will expire five years subsequent to their respective vest dates. The Options were granted pursuant to the 2006 Equity Compensation Plan. No shares issuable upon exercise of the Options can be issued until the 2006 Equity Compensation Plan is approved by the Company’s stockholders. The Company intends to seek stockholder approval of the 2006 Equity Compensation Plan at its next annual stockholders’ meeting.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
4.1	2006 Equity Compensation Plan

10.1	2006 Incentive Bonus Calculation for Charles A. Rice (Exhibit A to Employment Agreement dated March 29, 2004)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.
Date: April 11, 2006	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

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